Exhibit 10.55

Amendment No. 1 to Intellectual Property License Agreement

This Amendment No. 1 (the “Amendment”) to that certain Intellectual Property License Agreement (the “License Agreement”), effective as of March 6, 2008, by and between GlassHouse Technologies, Inc., a Delaware corporation (“GlassHouse”), and Dell Marketing L.P., a Texas limited partnership located at One Dell Way, Round Rock, Texas 78682 (“Dell”), is effective as of June 24, 2011 (the “Amendment No. 1 Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

Recitals

WHEREAS, pursuant to the License Agreement, GlassHouse granted certain intellectual property rights to Dell; and

WHEREAS, the Parties entered into that certain Second Amended and Restated Subordinated Convertible Promissory Note, dated June 13, 2011, and as amended, and in connection therewith desire to amend the License Agreement in order to, among other things, expand the license granted by GlassHouse to Dell by amending certain defined terms on Exhibit A to the License Agreement.

THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GlassHouse and Dell agree as follows:

Agreement

Section 1. Amendments to License Agreement

1.	For avoidance of doubt, the effect of the amendments of the defined terms set forth in this Amendment shall be to incorporate into the grant of license in Section 2.1 of the License Agreement all GlassHouse Intellectual Property owned or controlled by GlassHouse at any time on or after the Effective Date. As to any GlassHouse Intellectual Property owned or controlled for the first time between the Effective Date and the Amendment No. 1 Effective Date, such incorporation into the license shall be effective as of the first date such GlassHouse Intellectual Property was owned or controlled by GlassHouse.

2.	The following new sections are hereby added to the end of Section 2 of the License Agreement:

2.8 Updates. Beginning on July 1, 2011 and quarterly thereafter, GlassHouse shall revise Exhibit D attached hereto to reflect any updates to the GlassHouse Intellectual Property. Each revision shall identify all new, different and/or updated GlassHouse Intellectual Property (including but not limited to sales materials, consulting guides, delivery guides, marketing material, software (including tools, processes, procedures) + functionality) (collectively, the “New IP”) and provide a clear description of the New IP (e.g., key functionality, scope, approach, form, number of pages if a document). GlassHouse shall provide Dell, either directly or by way of secure remote Internet access, access to copies of GlassHouse Intellectual Property and any New IP.

2.9 Ongoing Educational Access. For the purpose of educating Dell with respect to the GlassHouse Intellectual Property, GlassHouse shall, at Dell’s request, provide commercially reasonable access to the owners, authors or subject matter experts who created the GlassHouse Intellectual Property (“Educational Access”). Educational Access shall include, among other things, general/clarifying discussions, discussions between Dell and Log*in personnel, the opportunity to engage in Q&A sessions, conducting demonstrations, and similar activities and events. During the first 90 days following the Amendment No. 1 Effective Date, GlassHouse shall provide Dell with 200 hours of Educational Access. Thereafter, GlassHouse shall provide Dell with 100 hours of Educational Access per quarter. For the avoidance of doubt, GlassHouse is not entitled to payment or remuneration in connection with the satisfaction of its obligations under this Section 2.9. To the extent Dell seeks to obtain and GlassHouse agrees to provide certain services beyond Educational Access such services shall be governed by Section 4 of the License Agreement.

2.10 Certain Covenants. For so long as Dell holds any security of GlassHouse (whether equity or debt or any instrument convertible into equity or debt) or, if longer, two years from the Amendment No. 1 Effective Date, GlassHouse agrees as follows:

a.	Dell will be the preferred vender of hardware, including IT infrastructure equipment, servers and storage, and non-GlassHouse services and solutions to GlassHouse’s clients and customers and as such GlassHouse will lead with, promote, scope and recommend Dell hardware and non-GlassHouse services and solutions to its clients and customers; not withstanding the foregoing, such agreement will not apply with respect to a particular client or customer if GlassHouse (or its subsidiary, as the case may be) has complied with clause (a) with respect to such client or customer and such client or customer nevertheless refuses to agree to the use of hardware or non-GlassHouse services and solutions provided by Dell.

b.	If GlassHouse purchases any new hardware, including any IT infrastructure equipment, servers and storage, or any IT services or solutions, GlassHouse will purchase all such hardware, services and solutions exclusively from Dell; provided that: (i) such hardware, services and solutions provided by Dell comply with GlassHouse’s then current technical requirements, and (ii) any such hardware, services and solutions are sold to GlassHouse by Dell at prices and on material terms, including material service, maintenance and warranty terms, that are competitive with those offered by any third Parties.

2.11 Extension of IT Support Period. Notwithstanding the extension of the IT Support Period as set forth in the definition below, GlassHouse agrees that Dell shall have no obligation to make any additional maintenance and support fees in order to receive the deliveries, services, and benefits contemplated under Sections 3.1 – 3.4 during the IP Support Period. In addition, Dell shall continue to have the right, but not the obligation, to obtain the Services under Section 4 pursuant to a Statement of Work during the IP Support Period.

3.	Exhibit A of the License Agreement is hereby amended as set forth below:

a.	The following definition is hereby added to Exhibit A:

“Amendment No. 1 Effective Date” shall mean June 24, 2011.

b.	The following definitions are hereby amended and restated in their entirety as set forth below:

“GlassHouse Intellectual Property” shall mean (a) GlassHouse Rights, GlassHouse Patents, GlassHouse Technology and GlassHouse Materials of any kind owned or controlled by GlassHouse at any time on or after the Effective Date, including but not limited to any GlassHouse After-Acquired Intellectual Property and any After-Acquired Modifications, (b) corrections, modifications, improvements, updates and upgrades thereto owned or controlled by GlassHouse at any time on or after the Effective Date (“Modifications”), and (c) any other information, materials, patents, patent rights, technologies, trade secrets or other intellectual property of any kind owned or controlled by GlassHouse at any time on or after the Effective Date, including any GlassHouse After-Acquired Intellectual Property and any After-Acquired Modifications. The Parties acknowledge that GlassHouse Intellectual Property includes, but is not limited to, the non-exhaustive list of certain specific GlassHouse Intellectual Property set forth in Exhibit D to this License Agreement. Any GlassHouse Intellectual Property shall, for purposes of this License Agreement, continue to be deemed GlassHouse Intellectual Property even if the Entity that owns or controls such GlassHouse Intellectual Property ceases to be an Affiliate of GlassHouse Technologies. In addition, all rights or license to in GlassHouse Intellectual Property held by an Entity that constitutes an Affiliate of Dell Marketing at any time during the term of this License Agreement, including any Modifications, whether created before or after divestiture of such Dell Entity, shall, for purposes of this License Agreement, continue in effect with regard to such Entity (in accordance with and subject to all terms and conditions herein), even after such Entity ceases to be an Affiliate of Dell Marketing; provided, such Entity shall not independently be entitled to any rights or benefits under Section 3 or Section 4 of this License Agreement arising after it ceases to be an Affiliate of Dell Marketing (i.e., it shall not be entitled to receive any support directly from GlassHouse and it may not contract for Services pursuant to the terms of this

License Agreement). For the avoidance of doubt and notwithstanding anything else to the contrary herein, “GlassHouse Intellectual Property” shall not include any intellectual property of an unaffiliated entity that acquires GlassHouse (or substantially all of its assets).

“IP Support Period” shall mean the period commencing on the Effective Date and terminating upon the payment in full of the outstanding principal, accrued and unpaid interest and all fees and expenses and other amounts under that certain Second Amended and Restated Subordinated Convertible Promissory Note dated June 13, 2011 issued by GlassHouse to Dell, as may be amended after the date hereof.

c.	The following definitions are hereby amended as set forth below:

i.	The phrase “as of the Effective Date” is hereby deleted from the third line of the “GlassHouse Patents” definition and replaced with the term “at any time on or after the Effective Date.”

ii.	The final sentence of the “GlassHouse Patents” definition is hereby deleted.

iii.	The phrase “as of the Effective Date” is hereby deleted from the second line and the fifth line of the “GlassHouse Rights” definition and in each instance replaced with the term “at any time on or after the Effective Date.”

iv.	The final sentence of the “GlassHouse Rights” definition is hereby deleted.

v.	The phrase “as of the Effective Date” is hereby deleted from the second line of the “GlassHouse Technology” definition and replaced with the term “at any time on or after the Effective Date.”

vi.	The final sentence of the “GlassHouse Technology” definition is hereby deleted.

4.	Exhibit D of the License Agreement is hereby amended and restated as set forth on Schedule 1 attached hereto.

Section 2. Miscellaneous

1.	Condition of Binding Agreement; Amendments. This Amendment shall not be binding upon the Parties until it has been signed below by or on behalf of each party. No amendment or modification hereof or consent hereunder shall be valid or binding upon the Parties or their Affiliates unless made in writing and signed by or on behalf of each party.

2.	Severability. If any section of this Amendment is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Amendment shall continue in effect.

3.	Choice of Law; Venue. This Amendment shall be construed, and the legal relations between the Parties shall be determined, in accordance with the federal law of the United States and the laws of the State of Delaware without regard to any conflict of law provision thereof.

4.	Waiver. No relaxation, forbearance, delay or negligence by GlassHouse or Dell in enforcing any of the terms and conditions of this Amendment, or the granting of time by either GlassHouse or Dell to the other party, shall operate as a waiver or prejudice, affect or restrict the rights, powers or remedies of either GlassHouse or Dell.

5.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

6.	Dispute Resolution. Prior to the commencement of any litigation relating to this Amendment, the senior management of both GlassHouse and Dell shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, GlassHouse and Dell agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If any alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either GlassHouse or Dell may being litigation proceedings.

[The Remainder Of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have executed this Amendment through their duly authorized representatives.

DELL MARKETING L.P.

By:	DELL MARKETING GP L.L.C., sole general partner

By:	DELL MARKETING CORPORATION, sole member

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary

GLASSHOUSE TECHNOLOGIES, INC.

By:	/s/ Kenneth W. Hale
Name:	Kenneth W. Hale
Title:	CFO

[Signature Page to Amendment No. 1 to Intellectual Property License Agreement]

Schedule 1

EXHIBIT D

[SEE ATTACHED]

Dell and GlassHouse will work together to further update the attached schedule as soon as commercially practical in order to provide additional descriptions of the intellectual property as reasonably requested by Dell.